VLOV, Inc. Reports Second Quarter 2010 Financial Results

-- Q2 2010 Net Sales Reach $17.9 Million
-- Q2 2010 Operating Margin 17.8%
-- Q2 2010 Adjusted Net Income $2.3 Million; Adjusted Earnings Per Share $0.13

XIAMEN, China, August 19, 2010-- VLOV, Inc. (OTC Bulletin Board: VLOV.OB) ("VLOV" or the "Company"), China-based designer of VLOV brand men's apparel, today announced financial results for the second quarter ended June 30, 2010.

Summary Financials

Second Quarter Results (Unaudited):

	Q2 2010	Q2 2009	Change
Sales	$17.9 million	$14.1 million	+27%
Gross Profit	$6.8 million	$5.1 million	+35%
Income from Operations	$3.2 million	$3.3 million	-3%
GAAP Net Income	$4.4 million	$2.3 million	+93%
Adjusted Net Income *	$2.3 million	$2.3 million	0%

GAAP EPS (Diluted)	$0.26	$0.14	+86%
Adjusted EPS (Diluted) *	$0.13	$0.14	-8%
Weighted Average Diluted Shares	17,384,002	16,000,000	+9%

* Excluding $2.2 million of non-cash gain related to the fair value of the Company’s warrants. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

First Six Months of 2010 Results (Unaudited):

	2010	2009	Change
Sales	$36.0 million	$31.9 million	+13%
Gross Profit	$13.8 million	$11.5 million	+20%
Income from Operations	$7.8 million	$8.4 million	-7%
GAAP Net Income	$5.5 million	$6.1 million	-9%
Adjusted Net Income **	$5.7 million	$6.1 million	-6%

GAAP EPS (Diluted)	$0.32	$0.39	-15%
Adjusted EPS (Diluted) **	$0.33	$0.39	-14%
Weighted Average Diluted Shares	17,197,674	15,657,901	+10%

** Excluding $0.2 million of non-cash loss related to the fair value of the Company’s warrants. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

"We are pleased with the business trends and financial results during the quarter,” stated Mr. Qingqing Wu, Chairman and CEO of VLOV. Mr. Wu continued, “We are executing on our strategy to upscale our brand image amongst our target demographic by working with our distributors to move towards operating stand alone stores and store-in-stores and away from counters and concessions which lessen the value of our brand. Our distributors are presently operating 519 points of sale and plan to open between 30 and 40 high-end stand alone store locations by the end of 2010.” Mr. Wu concluded, “Even with our distributors closing over 200 counters and concessions this year, we were able to achieve top line revenue growth during the quarter of 27%. We are reconfirming our July 2010 guidance of $71 to $75 million top line revenue and adjusted net income of between $13.2 and $14.2 million.”

Sales - Net sales in the second quarter of 2010 were $17.9 million compared to $14.1 million in the second quarter of 2009, a 27% increase. Net sales for the six months ended June 30, 2010 were $36.0 million, an increase of 12.8% from $31.9 million for the same period of 2009. The increase in our sales for the three months ended June 30, 2010 was primarily attributable to increased marketing efforts in the provinces of Liaoning and Shandong provinces and sales in Sichuan, a province our distributors did not operate POS during 2009.

Cost of Sales - Cost of sales in the second quarter of 2010 was $11.1 million, an increase of 23% from $9.0 million for the same three-month period in 2009.  Cost of sales for the first six months of 2010 was $22.3 million, an increase of 9% from $20.5 million for the same six-month period in 2009. The increase was primarily due to the increase in net sales during the three months ended June 30, 2010. As a percentage of net sales, our cost of sales was 62% and 62% for the three months and six months ended June 30, 2010 respectively, down slightly from 64% and 64% for the same three-month and six-month periods in 2009, respectively. Consequently, gross margin as a percentage of net sales increased to 38% and 38% for the three months and six months ended June 30, 2010, respectively, from 36% and 36% in the same periods in 2009, respectively.

Gross Profit - Second quarter 2010 gross profit increased 35% to $6.8 million versus $5.1 million for the second quarter of 2009. The increase in gross margin is primarily attributable to a 5% increase in the Company's average selling price to its distributors.

Selling expenses - Second quarter 2010 selling and advertising expense totaled $2.6 million, or 14% of sales. This compares to $1.3 million, or 9% of sales in the second quarter of 2009. Selling expenses for the first six months of 2010 totaled $4.0 million, or 11% of sales compared to $2.1 million or 6% of sales in the period of 2009. These increases were mainly due to expenses associated with the Company’s Fall 2010 preview held in May 2010 as well as increased advertising costs to increase brand awareness.

General and Administrative Expenses. Second quarter 2010 general and administrative expense totaled $1.0 million, or 6% of sales. This compares to $0.4 million, or 3% of sales in the second quarter of 2009. General and administrative expense for the first six months of 2010 totaled $1.9 million, or 5% of sales, compared to $1.1 million, or 3% of sales in the period of 2009. These increases in general administrative expenses are due to increased costs from operating as a US publicly traded company.

Net Income - Net income attributable to common stockholders in the second quarter of 2010 was $4.5 million, or $0.26 per diluted share, versus $2.3 million, or $0.14 per diluted share, in the comparable period of 2009. Net income for the six months ended June 30, 2010 was $5.5 million, or $0.32 per diluted share, versus $6.1 million, or $0.39 per diluted share for the same six-month period in 2009.

Adjusted Net Income- Second quarter 2010 adjusted net income (non-GAAP) was $2.3 million, which excludes a non-cash gain of $2.2 million related to the fair value of the Company’s warrants. Adjusted diluted earnings per share (non-GAAP) for the three months ended June 30, 2010 was $0.13 versus $0.14 during the second quarter of 2009. Adjusted net income for the six months ended June 30, 2010 was $5.7 million, which excludes a non-cash loss of $0.2 million related to the fair value of the Company’s warrants. Adjusted earnings per share (non-GAAP) for the six months ended June 30, 2010 was $0.33 per fully diluted share, versus $6.1 million or $0.39 per fully diluted share during the six months ended June 30, 2009. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

Balance Sheet

As of June 30, 2010, VLOV had current assets of $31.9 million and current liabilities of $5.5 million, which is net of the $3.8 million derivative liability related to the Company’s warrants. The $3.8 million derivative liability will be allocated to equity if the warrants are exercised and eliminated if the warrants expire. The $3.8 million derivative liability does not require a cash settlement. Our cash balance as of August 13, 2010 was $9.5 million.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for the change in the fair value of the Company's warrants under ASC 815-40-15. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement as these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of VLOV. Accordingly, management excludes the change in the fair value of the Company's warrants under ASC 815-40-15 when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Adjusted Net Income

(amounts in thousands, except for share and per share amounts)

	Three months	Six Months
	Ended	Ended
	June 30, 2010	June 30, 2010
GAAP Net Income	$4,467	$5,544
GAAP Fully Diluted Earnings Per Share	$0.26	$0.32
Addition (deduction):
Change in fair value of warrants	$(2,166)	$175
Non GAAP Net Income	$2,301	$5,719
Non GAAP Fully Diluted Earnings Per Share	$0.13	$0.33
Shares used in computing net income per fully diluted share	17,384,002	17,197,674

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV brand fashion-forward apparel for middle-class Chinese men. VLOV products are sold through 519 points of sale across northern, central and southern China.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov . All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

     Bennet Tchaikovsky
     Chief Financial Officer
     VLOV, Inc.
     Tel:   +1-310-622-4515
     Email: bennet@vlov.net

     Howard Gostfrand
     American Capital Ventures, Inc.
     Tel:   +1-305-918-7000
     Email: hg@amcapventures.com

Financial Tables Follows

VLOV, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands - except for share and per share data)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$13,437	$11,036
Time deposits	3,020	-
Accounts and other receivables	13,323	9,191
Amount due from a director	-	2,428
Trade deposits	601	2,309
Inventories	958	285
Prepaid expenses	534	763
Total current assets	31,873	26,012
Property, plant and equipment, net	983	966
Land use rights	224	263
TOTAL ASSETS	$33,080	$27,241

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,899	$2,565
Accrued expenses and other payables	872	583
Amount due to a director	66	30
Derivative liability	3,840	3,684
Short-term bank loans	589	734
Income taxes payable	1,082	1,601
Total current liabilities	9,348	9,197
Non-current Liabilities:
Other payable	76	75
Total liabilities	9,424	9,272

Commitments	-	-

Stockholders' Equity:
Common stock, $0.00001 par value, 100,000,000 shares authorized, 17,565,617 and 16,667,957 shares respectively issued and outstanding	1	1
Preferred stock, $0.00001 par value, 100,000,000 shares authorized, 1,905,561 and 2,796,721 shares issued and outstanding respectively, (liquidation preference $5,449,904 and $7,998,622, respectively)	2,727	4,003
Additional paid-in capital	7,636	6,319
Statutory reserve	913	913
Retained earnings	11,717	6,173
Accumulated other comprehensive income	662	560
Total stockholders' equity	23,656	17,969

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$33,080	$27,241

VLOV, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited; amounts in thousands - except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$17,946	$14,073	$36,013	$31,939
Cost of sales	11,109	8,997	22,254	20,464
Gross profit	6,837	5,076	13,759	11,475

Operating expenses:
Selling expenses	2,556	1,314	4,039	2,059
General and administrative expenses	1,071	438	1,901	1,052
	3,627	1,752	5,940	3,111

Income from operations	3,210	3,324	7,819	8,364

Other income (expenses):
Change in fair value of derivative liability	2,166	-	(175)	-
Interest income	18	3	44	10
Interest expense	(16)	(14)	(37)	(28)
	2,168	(11)	(168)	(18)

Income before provision for income taxes	5,378	3,313	7,651	8,346
Provision for income taxes	911	1,003	2,107	2,260

Net income	4,467	2,310	5,544	6,086

Other comprehensive income:
Foreign currency translation adjustment	101	(21)	102	(14)

Comprehensive income	$4,568	$2,289	$5,646	$6,072

Basic earnings per share	$0.26	$0.14	$0.33	$0.39

Diluted earnings per share	$0.26	$0.14	$0.32	$0.39

Weighted average number of common shares and participating preferred shares outstanding:

Basic	17,042,685	16,000,000	16,856,357	15,657,901

Diluted	17,384,002	16,000,000	17,197,674	15,657,901